Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated August 4, 2015

J P M O R G A N B A L A N C E D C A P I T A L S T R E N G T H I N D E X P E R F
O R M A N C E D E T A I L S

August 3, 2015

JPMORGAN BALANCED CAPITAL STRENGTH INDEX PERFORMANCE DETAILS

JPMorgan Balanced Capital Strength Index Performance Details

J.P. Morgan Balanced Capital Strength Index (the "Index") Performance – Bloomberg JPUSBLCS Index

2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	(2.29%)	(1.44%)	(1.25%)	2.19%	1.66%	(4.96%)	0.14%	1.59%	(5.59%)	(5.55%)	1.82%	4.18%	(9.65%)
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	0.09%	(2.67%)	3.12%	2.48%	2.94%	1.19%	3.81%	1.89%	3.03%	(0.61%)	4.75%	1.16%	23.07%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	(1.61%)	1.39%	3.35%	0.62%	(3.93%)	(0.57%)	3.11%	(1.19%)	5.15%	3.07%	(1.43%)	2.72%	10.80%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	0.93%	4.19%	0.34%	3.62%	0.57%	(0.99%)	(1.96%)	(3.58%)	(2.69%)	3.39%	(0.27%)	1.97%	5.30%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	3.27%	1.77%	3.60%	0.17%	(2.87%)	2.13%	1.56%	0.89%	1.50%	(2.96%)	1.04%	0.09%	10.40%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	3.82%	2.82%	3.61%	2.06%	0.97%	(1.54%)	2.55%	(2.76%)	3.14%	4.06%	2.87%	1.04%	24.85%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLCS Index	(3.02%)	2.62%	0.92%	0.15%	1.89%	0.37%	(0.53%)	3.73%	(1.02%)	1.63%	3.39%	(0.68%)	9.65%
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLCS Index	(0.57%)	2.99%	(0.65%)	(1.43%)	1.31%	(2.05%)	2.44%						1.92%

Please see Key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not indicative of future performance. "JPUSBLCS Index" refers to the performance of J.P. Morgan Balanced Capital Strength Index (Bloomberg: JPUSBLCS Index) (the "Index"). The levels of the Index incorporate an adjustment factor of 0.50% per annum and a deduction for a borrowing cost.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2007 through April 29,2014 and the actual historical performance of the Index based on daily closing levels from April 30, 2014 through July 31, 2015. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including June 28, 2013. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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J.P.Morgan

Key Risks

[]    The  Index is subject to the negative impact of an index fee and borrowing cost

[]    The  Index  may  not  achieve  its target volatility --No assurance can be given  that  the  actual  realized  volatility of the Index will be at its target level of 8.5% .

[]    The  daily  adjustment  of  the  exposure  of  the  Index  to  its  target constituents  will  vary--The  Index's  exposure  to  each  of  its Target
      Constituents may vary between 0% and the maximum exposure of 100%.

[]    The  Index may be partially uninvested --When the exposure of the Index to its  Target  Constituents  is  less than 100% on any day, a portion of the
      Index  will  be  uninvested.  The  Index  will  reflect  no return for any uninvested portion.

[]    The Index may significantly underperform its Equity Constituent

[]    The  exposure of the Index to its Bond Constituent may be greater, perhaps significantly greater, than its exposure to its Equity Constituent

[]    The Index may have significant exposure to its Cash Constituent

[]    Our  affiliate,  J.P.  Morgan Securities plc, is the calculation agent for the  Index  and  may adjust the Index in a way that affects its level--The
      policies   and   judgments  for  which  J.P.  Morgan  Securities  plc,  is
      responsible  could  have  an impact, positive or negative, on the level of the  Index and the value of your investment. J.P. Morgan Securities plc is under  no obligation to consider your interest as an investor with returns linked to the Index.

[]    The  Index  may  not  be successful and may not outperform any alternative strategy.

[]    The Index comprises notional assets and liabilities and therefore there is no  actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

[]    The  Index  was  established on April 30, 2014 and therefore has a limited operating history.

[]    You  should  review  carefully  the  related "Risk Factors" section in the relevant  disclosure  statement  and the "Selected Risk Considerations" in the relevant term sheet.

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, the relevant termsheet or pricing supplement, and any other documents that J.P. Morgan will file with the
SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and termsheet or pricing supplement, if you so request by calling toll-free (800) 576 3529.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

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